Exhibit 99.1

Media Release

FOR IMMEDIATE RELEASE	Contact:	Janice McDill, 312.698.6707 janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Announces $25 Million Share
Repurchase Program and Suspension of Dividend
SANTA ANA, Calif., July 11, 2008 — Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment firm, today announced that its Board of Directors has authorized a new share repurchase program under which the Company may repurchase up to $25 million of its common stock through the end of 2009.
     “The Board of Directors believes that the program will return greater value to shareholders than would a cash dividend at this time,” stated Richard W. Pehlke, Chief Financial Officer. “Management agrees that utilizing the Company’s liquidity to repurchase shares in the current market environment represents a good investment for the Company. Both the Board and management believe that the stock repurchase program will further enhance shareholder value over the long-term.”
     Under the repurchase program, shares of the company’s common stock may be repurchased from time to time at prevailing market prices through open market transactions or privately negotiated transactions, and will be subject to restrictions related to volume, price, timing, market conditions and applicable Securities and Exchange Commission rules and regulations. The repurchase program may be limited or terminated at any time without prior notice. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate requirements and market conditions.
     In conjunction with the share repurchase program, the Board also authorized the suspension of future dividend payments; however the payment of the second quarter dividend of $0.1025 per common share payable on or about July 22, 2008 to stockholders of record as of July 7, 2008 shall be made as previously announced.
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Grubb & Ellis Company
1551 N. Tustin Avenue, Suite 300 Santa Ana, CA 92705 • 714.667.8252

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07/11/08
Grubb & Ellis Company Announces $25 Million Share Repurchase Program and
Suspension of Dividend
About Grubb & Ellis
 Grubb & Ellis Company (NYSE: GBE) is one of the largest and most respected commercial real estate services and investment companies. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.
Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges; public non-traded real estate investment trusts (REITs) and real estate investment funds. As of March 31, 2008, more than $3.4 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 218 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.
Forward-looking Statement
Except for historical information, statements included in this announcement may constitute forward-looking statements regarding, among other things, future revenue growth, market trends, new business opportunities and investment programs, synergies resulting from the merger of Grubb & Ellis Company and NNN Realty Advisors, new hires, results of operations, changes in expense levels and profitability and effects on the Company of changes in the real estate markets. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Such factors which could adversely affect the Company’s ability to obtain these results include, among other things: (i) the volume of sales and leasing transactions and prices for real estate in the real estate markets generally; (ii) a general or regional economic downturn that could create a recession in the real estate markets; (iii) the Company’s debt level and its ability to make interest and principal payments; (iv) an increase in expenses related to new initiatives, investments in people, technology and service improvements; (v) the success of current and new investment programs; (vi) the success of new initiatives and investments; (vii) the inability to attain expected levels of expense synergies resulting from the merger of Grubb & Ellis Company and NNN Realty Advisors; and (viii) other factors described in the Company’s annual report on Form 10-K for the year ending December 31, 2007, and Form 10-Q for the quarter ended March 31, 2008 filed with the SEC.
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